Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Heartland Financial USA, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Carry Forward Securities	Equity	Common stock, par value $1.00 per share (1)	415(a)(6)	440,000	$19,729,600		S-3	333-233121	August 8, 2019	$2,392
	Total Offering Amounts				$19,729,600	$2,392
	Total Fees Previously Paid					$2,392			-
	Total Fee Offsets					0			-
	Net Fee Due					0

(1) This registration statement includes 440,000 shares of common stock registered under the registration statement on Form S-3 (File No. 333-233121) filed by Heartland Financial USA, Inc. on August 8, 2019, which have not been sold pursuant to the Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Pursuant to Rule 415(a)(6) under the Securities Act, the $2,392 filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold shares. The offering of the unsold shares under the prior registration statement will be deemed terminated as of the date of effectiveness of this registration statement.
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of securities as may become issuable pursuant to the provisions of the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock.

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